Exhibit 14(f)

July 27, 2018

Independent Directors Committee of the Board of Directors

Corporate Capital Trust, Inc.

201 Rouse Boulevard

Philadelphia, PA 19112

Members of the Committee:

We hereby consent to the inclusion of our opinion letter, dated July 22, 2018, to the Independent Directors Committee of the Board of Directors (the “Committee”) of Corporate Capital Trust, Inc. (“CCT”) as Annex C to, and to the reference thereto under the headings “SUMMARY OF THE MERGER — Reasons for the Merger”, “THE MERGER – Background of the Merger”, “THE MERGER — Reasons for the Merger” and “THE MERGER — Opinion of CCT Independent Director Committee’s Financial Advisor” in, the joint proxy statement/prospectus relating to the proposed merger involving CCT and FS Investment Corporation (“FSIC”), which joint proxy statement/prospectus forms a part of FSIC’s Registration Statement on Form N-14 to which this consent is filed as an exhibit. In giving the foregoing consent, we do not admit (1) that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission (the “Commission”) promulgated thereunder, or (2) that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Merrill Lynch, Pierce, Fenner & Smith Incorporated

MERRILL LYNCH, PIERCE, FENNER & SMITH

                               INCORPORATED